Coopers and Lybrand L.L.P.



Ford Motor Company
The American Road
Dearborn, Michigan


Re:  Ford Motor Company Registration Statement on Form S-8

We are aware that our reports dated April 15, 1996, July 15, 1996 and October 16, 1996 on our reviews of the interim financial information of Ford Motor Company and Subsidiaries for the periods ended March 31, 1996 and 1995, June 30, 1996 and 1995, and September 301, 1996 and 1995, and
included in the Ford Motor Company Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, are incorporated by reference this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement certified by us within the meaning of Sections 7 and 11 of the Act.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan
January 29, 1997